Exhibit 99.1

Captaris Announces Departure of Chief Operating Officer

          BELLEVUE, Wash., Feb. 14 /PRNewswire-FirstCall/ -- Captaris, Inc. (Nasdaq: CAPA), a leading provider of software products that automate document-centric processes, today announced that Matthias M. Scheuing, Chief Operating Officer, will be leaving the Company.  The Company expects that Mr. Scheuing will remain in his current role through March 30, 2007 to assist the Company with a smooth transition of responsibilities.

          Mr. Scheuing joined the Company in January of 2002 and has been Chief Operating Officer of the Company since October of 2003.  “Matt has been instrumental in the transformation of the Company,” said David Anastasi, President and Chief Executive Officer.  “We appreciate his significant contributions and wish him the best.”

          “It has been very fulfilling to take part in the transformation of Captaris,” said Matt Scheuing, Chief Operating Officer.  “As I leave, I am confident that the Company is on the right path, with a great team and a solid offering.”

          About Captaris, Inc.

          Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Our product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy is distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.Captaris.com.

          The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax, Captaris Document Management, Captaris Interchange and Captaris Workflow. All other brand names and trademarks are the property of their respective owners.

SOURCE  Captaris, Inc.
          -0-                                                  02/14/2007
          /CONTACT:  Erika Simms of Captaris, Inc., +1-425-638-4048, or ErikaSimms@Captaris.com, or Todd Kehrli or Jim Byers, both of MKR Group, Inc./
          /Web site:  http://www.captaris.com /
          (CAPA)